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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*




                              SmarterKids.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   83169C 10 6
                        ------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 14 pages

                                  SCHEDULE 13G
===============================================================================

  CUSIP NO. 83169C 10 6                               Page    2    of    14
            -----------                                     -----       -----


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Commonwealth Capital Ventures II L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,847,658 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,847,658 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,847,658 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------


                               Page 2 of 14 pages

                                  SCHEDULE 13G
===============================================================================

  CUSIP NO. 83169C 10 6                               Page    3    of    14
            -----------                                     -----       -----


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      CCV II Associates L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,847,658 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,847,658 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,847,658 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------


                               Page 3 of 14 pages

                                  SCHEDULE 13G
===============================================================================

  CUSIP NO. 83169C 10 6                               Page    4    of    14
            -----------                                     -----       -----


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Commonwealth Venture Partners II L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware Limited Partnership

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,847,658 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,847,658 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,847,658 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------


                               Page 4 of 14 pages

                                  SCHEDULE 13G
===============================================================================

  CUSIP NO. 83169C 10 6                               Page    5    of    14
            -----------                                     -----       -----


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Michael T. Fitzgerald

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            11,250 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,847,658 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             11,250 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,847,658 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,858,908 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------


                               Page 5 of 14 pages

                                  SCHEDULE 13G
===============================================================================

  CUSIP NO. 83169C 10 6                               Page    6    of    14
            -----------                                     -----       -----


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Jeffrey M. Hurst

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,847,658 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,847,658 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,847,658 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------


                               Page 6 of 14 pages

                                  SCHEDULE 13G
===============================================================================

  CUSIP NO. 83169C 10 6                               Page    7    of    14
            -----------                                     -----       -----


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      R. Stephen McCormack, Jr.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,847,658 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,847,658 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,847,658 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------


                               Page 7 of 14 pages

                                  SCHEDULE 13G
===============================================================================

  CUSIP NO. 83169C 10 6                               Page    8    of    14
            -----------                                     -----       -----


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Robin S. Chandra

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,847,658 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,847,658 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,847,658 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------


                               Page 8 of 14 pages

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:  SmarterKids.com, Inc.
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            15 Crawford Street, Needham, Massachusetts 02494

Item 2(a).  Names of Persons Filing:  Commonwealth Venture Partners II L.P.,
            -----------------------
            Commonwealth Capital Ventures II L.P., CCV II Associates L.P., Michael T. Fitzgerald, Jeffrey M. Hurst, R. Stephen McCormack, Jr. and Robin S. Chandra.

            Commonwealth Venture Partners II L.P. is the sole general partner of Commonwealth Capital Ventures II L.P. and CCV II Associates L.P. Messrs. Fitzgerald, Hurst, McCormack and Chandra are the individual general partners of Commonwealth Venture Partners II L.P.

Item 2(b).  Address of Principal Business Office or, if None, Residence:  The
            -----------------------------------------------------------
            address of the principal business office of Commonwealth Venture Partners II L.P., Commonwealth Capital Ventures II L.P., CCV II Associates L.P. and Messrs. Fitzgerald, Hurst, McCormack and Chandra is 20 William Street, Wellesley, Massachusetts 02481.

Item 2(c).  Citizenship: Commonwealth Venture Partners II L.P., Commonwealth
            -----------
            Capital Ventures II L.P. and CCV II Associates L.P. are each a limited partnership organized under the laws of the State of Delaware. Messrs. Fitzgerald, Hurst, McCormack and Chandra are citizens of the United States.

Item 2(d).  Title of Class of Securities:  Common Stock, $.01 par value.
            ----------------------------

Item 2(e).  CUSIP Number:  83169C 10 6
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
            ------------------------------------------------------------------
            or (c), check whether the person filing is a:
            --------------------------------------------

            Not Applicable.

Item 4.     Ownership.
            ---------

      (a)   Amount Beneficially Owned:

            Each of Commonwealth Venture Partners II L.P., Commonwealth Capital Ventures II L.P. and CCV II Associates L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,847,658 shares of Common Stock as of December 31, 1999. Each of Messrs. Hurst, McCormack and Chandra may be deemed to own beneficially 1,847,658 shares of Common Stock as of December 31, 1999. Mr. Fitzgerald may be deemed to own beneficially 1,858,908 shares of Common Stock as of December 31, 1999.

            As of December 31, 1999, Commonwealth Capital Ventures II L.P. was the record owner of 1,760,250 shares of Common Stock and CCV II Associates L.P. was the record owner of 87,408 shares of Common Stock (referred to collectively as the "Record Shares"). As of December 31, 1999, Mr. Fitzgerald held of record options exercisable within 60 days of December 31, 1999 to purchase 11,250 shares of Common Stock (the "Option Shares"). By virtue of the affiliate relationships among the Entities and Messrs.

                               Page 9 of 14 pages

            Fitzgerald, Hurst, McCormack and Chandra, each Entity and Messrs. Fitzgerald, Hurst, McCormack and Chandra may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 1,847,658 shares of Common Stock. In their capacities as individual general partners of Commonwealth Venture Partners II L.P., each of Messrs. Hurst, McCormack and Chandra may be deemed to own beneficially 1,847,658 shares of Common Stock. In his capacity as an individual general partner of Commonwealth Venture Partners II L.P., Mr. Fitzgerald may be deemed to own beneficially 1,858,908 shares of Common Stock, which includes the Record Shares and the Option Shares.

      (b)   Percent of Class:

            Commonwealth Venture Partners II L.P.                 9.1%
            Commonwealth Capital Ventures II L.P.                 9.1%
            CCV II Associates L.P.                                9.1%
            Michael T. Fitzgerald                                 9.2%
            Jeffrey M. Hurst                                      9.1%
            R. Stephen McCormack, Jr.                             9.1%
            Robin S. Chandra                                      9.1%

            The foregoing percentages are calculated based on the 20,301,762 shares of Common Stock of the Issuer reported by Chase Mellon Shareholder Services, the transfer agent to the Issuer, to be outstanding as of December 31, 1999, as adjusted pursuant to Rule 13d-3(d)(1).

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  0 shares for each reporting person other than Mr. Fitzgerald. 11,250 shares for Michael T. Fitzgerald.

            (ii)  shared power to vote or to direct the vote:

                  Commonwealth Venture Partners II L.P. 1,847,658 shares Commonwealth Capital Ventures II L.P. 1,847,658 shares
                  CCV II Associates L.P.                    1,847,658 shares
                  Michael T. Fitzgerald                     1,847,658 shares
                  Jeffrey M. Hurst                          1,847,658 shares
                  R. Stephen McCormack, Jr.                 1,847,658 shares
                  Robin S. Chandra                          1,847,658 shares

            (iii) sole power to dispose or to direct the disposition of:

                  0 shares for each reporting person other than Mr. Fitzgerald. 11,250 shares for Michael T. Fitzgerald.

            (iv)  shared power to dispose or to direct the disposition of:

                  Commonwealth Venture Partners II L.P. 1,847,658 shares Commonwealth Capital Ventures II L.P. 1,847,658 shares
                  CCV II Associates L.P.                    1,847,658 shares
                  Michael T. Fitzgerald                     1,847,658 shares
                  Jeffrey M. Hurst                          1,847,658 shares
                  R. Stephen McCormack, Jr.                 1,847,658 shares
                  Robin S. Chandra                          1,847,658 shares

                               Page 10 of 14 pages

            Each Reporting Person disclaims beneficial ownership of such shares of Common Stock or options to purchase Common Stock except for those shares or options, if any, such Reporting Person holds of record.


Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.
            ---------------------------------------------------------

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.     Notice of Dissolution of Group.
            ------------------------------

            Not Applicable.

Item 10.    Certifications.
            --------------

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

                      [SIGNATURE PAGE FOLLOWS IMMEDIATELY]


                               Page 11 of 14 pages

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. Each of the undersigned also hereby agrees to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 9, 2000


CCV II ASSOCIATES L.P.                                         *
                                           -----------------------------------
                                           Michael T. Fitzgerald

By:  Commonwealth Venture Partners II L.P.

                                                                *
                                           -----------------------------------
By:              *                         Jeffrey M. Hurst
    -----------------------------------
    Michael T. Fitzgerald
    General Partner
                                                                *
                                           -----------------------------------
                                           R. Stephen McCormack, Jr.

COMMONWEALTH CAPITAL VENTURES II L.P.

By:  Commonwealth Venture Partners II L.P.

By:              *                                              *
    -----------------------------------    -----------------------------------
    Michael T. Fitzgerald                  Robin S. Chandra
    General Partner

COMMONWEALTH VENTURE PARTNERS II L.P.


By:              *
    -----------------------------------
    Michael T. Fitzgerald
    General Partner



* The undersigned, by signing his name below, does hereby sign this statement on behalf of himself individually and as attorney-in-fact on behalf of the other above indicated filers pursuant to Powers of Attorney which are attached hereto as Exhibit 2 and incorporated herein by reference.
            ---------


    /s/ Michael T. Fitzgerald
    -----------------------------------

    Individually and as Attorney-in-fact



                               Page 12 of 14 pages

                                                                       Exhibit 1
                                                                       ---------
                                   AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of SmarterKids.com, Inc.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 9th day of February, 2000.

CCV II ASSOCIATES L.P.                                         *
                                           -----------------------------------
                                           Michael T. Fitzgerald

By:  Commonwealth Venture Partners II L.P.

                                                                *
                                           -----------------------------------
By:              *                         Jeffrey M. Hurst
    -----------------------------------
    Michael T. Fitzgerald
    General Partner
                                                                *
                                           -----------------------------------
                                           R. Stephen McCormack, Jr.

COMMONWEALTH CAPITAL VENTURES II L.P.

By:  Commonwealth Venture Partners II L.P.

By:              *                                              *
    -----------------------------------    -----------------------------------
    Michael T. Fitzgerald                  Robin S. Chandra
    General Partner

COMMONWEALTH VENTURE PARTNERS II L.P.


By:              *
    -----------------------------------
    Michael T. Fitzgerald
    General Partner



* The undersigned, by signing his name below, does hereby sign this statement on behalf of himself individually and as attorney-in-fact on behalf of the other above indicated filers pursuant to Powers of Attorney which are attached hereto as Exhibit 2 and incorporated herein by reference.
            ---------


    /s/ Michael T. Fitzgerald
    -----------------------------------

    Individually and as Attorney-in-fact



                               Page 13 of 14 pages

                                                                       Exhibit 2
                                                                       ---------


                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of Michael T. Fitzgerald, Jeffery M. Hurst, R. Stephen McCormack, Jr. and Robin S. Chandra, acting singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2000.



                                       /s/ Michael T. Fitzgerald
                                       -------------------------------------
                                       Michael T. Fitzgerald


                                       /s/ Jeffrey M. Hurst
                                       -------------------------------------
                                       Jeffrey M. Hurst


                                       /s/ R. Stephen McCormack, Jr.
                                       -------------------------------------
                                       R. Stephen McCormack, Jr.


                                       /s/ Robin S. Chandra
                                       -------------------------------------
                                       Robin S. Chandra






                               Page 14 of 14 pages